Exhibit 10.2
Wachovia Capital Markets, LLC
201 South College Street
Charlotte, NC 28288
Attention: Equity Derivatives
Telephone No.: 212 214 6100
Facsimile No.: 212 214 5913
To: First Potomac Realty Investment Limited Partnership
ATTN: Barry H. Bass
7600 Wisconsin Ave, 11th Floor
Bethesda, MD 20814
Telephone: 301-986-9200
Fax: 301-986-5554
Re: Call Option Transaction
     The purpose of this letter agreement is to confirm the terms and conditions of the call option entered into between Wachovia Bank, National Association, (“Wachovia"), acting through the agency of Wachovia Capital Markets, LLC (the “Agent"), First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (“Counterparty") and First Potomac Realty Trust, a Maryland real estate investment trust (“Parent") on the Trade Date specified below (the “Transaction"). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated December 11, 2006 between Counterparty, Parent, as guarantor, and Wells Fargo Bank, National Association, as trustee (the “Indenture") relating to the USD110,000,000 principal amount of 4.0% Exchangeable Senior Notes due 2011, (the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note") issued by Counterparty pursuant to the Indenture and guaranteed by Parent. In the event of any inconsistency between the terms defined in the Offering Memorandum (as defined below), the Indenture and this Confirmation, this Confirmation shall govern. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Wachovia, Counterparty and Parent as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement") as if Wachovia and Counterparty had executed an agreement in such form (but without any Schedule except for the election of (i) the laws of the State of New York as the governing law and (ii) United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 5, 2006

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Wachovia

Shares:	The common stock of Parent, par value USD 0.001 per share (Exchange symbol “FPO”)

Number of Options:	110,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number equal to the Exchange Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Exchange Rate pursuant to Section 4.06(c) or Section 4.01(g) of the Indenture), for each Exchangeable Note.

Strike Price:	$36.12

Cap Price:	$42.14

Premium:	$6,747,400

Premium Payment Date:	December 11, 2006

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Exercise Period(s):	Notwithstanding the Equity Definitions, the Exercise Period shall be, in respect of the Exercisable Options (as defined below), each period commencing from, and including, the relevant Exchange Date (as defined below) to, and including, the Valid Day immediately preceding the first day of the relevant Settlement Averaging Period.

Exchange Date:	With respect to any exchange of Exchangeable Notes pursuant to the terms of the Indenture, the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Notes satisfies all of the requirements for exchange thereof as set forth in Section 4.02 of the Indenture.

Exercisable Options:	In respect of each Exercise Period, a number of Options equal to the number of USD 1,000 principal amount of Exchangeable Notes surrendered for exchange.

Expiration Time:	The Valuation Time

Expiration Date:	The earlier of (i) the maturity date of the Exchangeable Notes, (ii) the first day on which none of such Exchangeable Notes remain outstanding, whether by virtue of exchange, issuer repurchase or otherwise and (iii) the occurrence of an Additional Termination Event hereunder in respect of the termination of the Transaction in whole but not in part.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the Exercisable Options shall be deemed to be exercised on the Expiration Date for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Wachovia.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Wachovia (in writing or orally) at least two Valid Days prior to the first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options, (ii) the relevant Exchange Date, (iii) the first day of the Settlement Averaging Period and (iv) the Settlement Date. Counterparty will execute and deliver to Wachovia a written confirmation confirming the substance of any oral notice within one Scheduled Trading Day of that notice. Without limiting the obligation of Counterparty to provide such written confirmation, failure by Counterparty to provide it will not affect the validity of the oral notice.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	Wachovia will deliver to Counterparty, on the Settlement Date, a number of Shares equal to the Net Shares in respect of an Option exercise. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Option exercised or deemed exercised, for each Option a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Option, of (A) (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Cap Price; (2) the amount by which the Relevant Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Strike Price but less than the Cap Price or (3) zero, if the Relevant Price is less than the Strike Price; divided by (B) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period.

Wachovia will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares to be delivered hereunder valued at the Relevant Price on the last Valid Day of the Settlement Averaging Period.

Valid Day:	A day during which trading in securities generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, in the principal other market on which the Shares are then traded. A “Valid Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

Relevant Price:	In respect of any Option exercised or deemed exercised and for each of the twenty (20) consecutive Valid Days during the Settlement Averaging Period for such Option, the closing sale price per Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such Valid Day as reported on the principal U.S. national or regional securities exchange on which the Shares are listed or, if the Shares are not listed on a U.S. national or regional securities exchange, as reported on another established over the counter trading market in the United States. The Relevant Price shall be determined without regard to after hours trading or extended market making. In the absence of the foregoing, the Calculation Agent shall determine the Relevant Price on such basis as it considers appropriate.

Settlement Averaging Period:	For any Exercisable Options relating to the exchange of Exchangeable Notes, the twenty (20) consecutive Valid-Day period commencing on the third Valid Day following the Exchange Date.

Settlement Date:	For any Exercisable Options relating to the exchange of the Exchangeable Notes, the settlement date for Shares to be delivered under such Exchangeable Notes, under the terms of the Indenture.

Other Applicable Provisions:	To the extent Wachovia is obligated to deliver Shares hereunder,

the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Parent is the issuer of the Shares. “Net Share Settled” in relation to any Exercisable Options means that Wachovia is obligated to deliver Shares as required by the terms hereof.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status under applicable securities laws and Parent’s Articles of Amendment and Restatement, as amended from time to time (the “Charter").
3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2 (e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 4.06 of the Indenture that would result in an adjustment to the Exchange Rate of the Exchangeable Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Exchange Rate pursuant to Section 4.06(c) or Section 4.01(g) of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment; provided, however, (i) upon any adjustment to the Exchange Rate of the Exchangeable Notes pursuant to the Indenture (other than Section 4.06(c) or Section 4.01(g) of the Indenture), the Calculation Agent shall make a corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement, and (ii) upon any Potential Adjustment Event, the Calculation Agent may make any adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction; provided further that any adjustment to the Cap Price shall, in no event, result in the Cap Price being less than the Strike Price.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 3.01 of the Indenture.

Consequence of Merger Events:	Modified Calculation Agent Adjustment; provided, however, upon the occurrence of a Merger Event:

(i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement. Such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional shares as set forth in Section 4.06(c) or Section 4.01(g) of the Indenture; and

(ii) the Calculation Agent may make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction provided that any adjustment to the Cap Price shall, in no event, result in the Cap Price being less than the Strike Price.

Tender Offer:	Applicable

Consequences of Tender Offers:	Modified Calculation Agent Adjustment; provided, however:

(i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement. Such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional shares as set forth in Section 4.06(c) or Section 4.01(g) of the Indenture; and

(ii) the Calculation Agent may make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.3(d) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction provided that any adjustment to the Cap Price shall, in no event, result in the Cap Price being less than the Strike Price.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and a Delisting shall be deemed not to have occurred.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Not Applicable

(f) Loss of Stock Borrow:	Not Applicable

(g) Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Wachovia

Determining Party:	Wachovia

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
4. Calculation Agent: Wachovia
5. Account Details:
(a)	Account for payments to Counterparty:
BANK:
UNITED BANK
7250 WISCONSIN AVENUE
BETHESDA, MARYLAND 20814
BENEFICIARY:
FIRST POTOMAC REALTY INVESTMENT, LP
MONEY MARKET ACCOUNT
ACCOUNT NUMBER: 0500006549
ABA NUMBER: 056004445
REFERENCE: Re: Capped Call
Account for delivery of Shares to Counterparty:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Contact: Marianella Patterson
(718) 921-8360
(b)	Account for payments to Wachovia:
ABA: 053-000-219
Wachovia Bank, National Association
Charlotte, NC
Account: 04659360009768
Attn: Equity Derivatives
Account for delivery of Shares from Wachovia:
DTC Number: 2072
Agent ID: 52196
Institution ID: 52196

6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of Wachovia for the Transaction is: New York
Wachovia Bank, National Association
375 Park Avenue
New York, NY 10152
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty and Parent:
First Potomac Realty Investment Limited Partnership
ATTN: Barry H. Bass
7600 Wisconsin Ave, 11th Floor
Bethesda, MD 20814
Telephone: 301-986-9200
Fax: 301-986-5554
(b)	Address for notices or communications to Wachovia:
Wachovia Bank, National Association
375 Park Avenue
New York, NY 10152
Attention: Head of Documentation,
Telephone No.: 212-214-6100
Facsimile No.: 212-214-5913
8. Representations and Warranties of Counterparty and Parent
The representations and warranties of Counterparty and Parent set forth in Section 2 of the Purchase Agreement (the “Purchase Agreement”) dated as of December 5, 2006 among Counterparty, Parent and Wachovia Capital Markets, LLC, as representative of the Initial Purchasers named therein, are true and correct and are hereby deemed to be repeated to Wachovia as if set forth herein. Each of Counterparty and Parent hereby further represents and warrants to and for the benefit of, and agrees with, Wachovia as of the date hereof that:
(a)	Each of Parent and Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s and Parent’s part; and this Confirmation has been duly and validly executed and delivered by each of Parent and Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty or Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty or Parent hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty or Parent, any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty, Parent or any of its subsidiaries is a party or by which Counterparty, Parent or any of its subsidiaries is bound or to which Counterparty, Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Counterparty and the significant subsidiaries filed as exhibits to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in the Offering Memorandum dated December 5, 2006 (the “Offering Memorandum”) relating to the Exchangeable Notes, except for liens the imposition of which would not have a material adverse effect on the ability of the Counterparty or Parent, as applicable, to perform then-respective obligations under this Transaction.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty or Parent of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

It is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Counterparty has total assets in excess of $10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section la(12)(A)(i) through (iv), la(12)(A)(v)(I), la(12)(A)(vii) or la(12)(C) of the CEA; or

(C)	Counterparty has a net worth in excess of $1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.
(e)	Each of it and its affiliates is not, on the date hereof, in possession of any material non- public information with respect to Counterparty, Parent or the Shares.

(f)	Parent hereby acknowledges and agrees that ownership positions held by Wachovia or any of its affiliates solely in its capacity as a nominee or fiduciary do not constitute beneficial ownership (as such term is referred to in the Charter) by Wachovia.

(g)	On the Trade Date, all reports and other documents filed by Parent with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(h)	On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”).

(i)	On each day from the Trade Date to and including December 12, 2006, neither Counterparty nor Parent nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Wachovia.

(j)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty and Parent acknowledge that Wachovia is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(k)	Neither Counterparty nor Parent is, and after giving effect to the transactions contemplated hereby will be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(l)	On the Trade Date (A) the assets of Counterparty and Parent at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(m)	Each of Wachovia, Counterparty and Parent acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty and Wachovia represent and warrant to each other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
9. Other Provisions:
(a)	Opinions. Each of Counterparty and Parent shall deliver to Wachovia an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.

(b)	Amendment. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional Exchangeable Notes as set forth therein, then, at the discretion of Counterparty, Wachovia, Counterparty and Parent will either enter into a new confirmation or amend this Confirmation to provide for such increase in Exchangeable Notes (but on pricing terms acceptable to Wachovia and Counterparty) (such additional confirmation or amendment to this Confirmation to provide for the payment by Counterparty to Wachovia of the additional premium related thereto).

(c)	Repurchase Notices. Counterparty shall give Wachovia a written notice (a “Repurchase Notice”) at least ten Exchange Business Days prior to effecting any repurchase of Shares if, after giving effect to such repurchase, the quotient of (x) the product of (a) the Number of Options and (b) the Option Entitlement divided by (y) the number of Parent’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage") would be greater than 8%. Such Repurchase Notice shall set forth the number of Shares to be outstanding after giving effect to the relevant Share repurchase. In connection with the delivery of any Repurchase Notice to Wachovia, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the relevant repurchase or (y) Parent shall, concurrently with such delivery, represent and warrant that the information set forth in such Repurchase Notice does not constitute material non-public information with respect to Parent. Counterparty and Parent jointly and severally agree to indemnify and hold harmless Wachovia and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Section 9(c) Indemnified Person”) from and against any and all losses (including losses relating to Wachovia’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which a Section 9(c) Indemnified Person may become subject to, as a result of Parent’s failure to provide Wachovia with a Repurchase Notice on the day and in the manner specified in this Section 9(c), and to reimburse, within 30 days, upon written request, each of such Section 9(c) Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 9(c) Indemnified Person as a result of Parent’s failure to provide Wachovia with a Repurchase Notice in accordance with this Section 9(c), such Section 9(c) Indemnified Person shall promptly notify Counterparty and Parent, in writing, and Counterparty or Parent, upon request of the Section 9(c) Indemnified Person, shall retain counsel reasonably satisfactory to the Section 9(c) Indemnified Person to represent the Section 9(c) Indemnified Person and any others Counterparty or Parent, as applicable, may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Neither Counterparty nor Parent shall be liable for any settlement of any proceeding contemplated by this Section 9(c) that is effected without such party’s written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Section 9(c) Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Neither Counterparty nor Parent shall, without the prior written consent of the Section 9(c) Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this Section 9(c) that is in respect of which any Section 9(c) Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 9(c) Indemnified Person, unless such settlement includes an unconditional release of such Section 9(c) Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 9(c) Indemnified Person. If the indemnification provided for in this Section 9(c) is unavailable to a Section 9(c) Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty or Parent under such paragraph, in lieu of indemnifying such Section 9(c) Indemnified Person there under, shall contribute to the amount paid or payable by such Section 9(c) Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this Section 9(c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this Section 9(c) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(d)	Exchange Rate Adjustments. Parent shall provide to Wachovia a written notice, or shall cause Counterparty to provide to Wachovia a written notice (such notice, an “Exchange Rate Adjustment Notice”), at least ten Exchange Business Days prior to consummating or otherwise executing or engaging in any transaction or event (an “Exchange Rate Adjustment Event”) that would lead to an increase in the Exchange Rate (as such term is defined in the Indenture), which Exchange Rate Adjustment Notice shall set forth the new, adjusted Exchange Rate after giving effect to such Exchange Rate Adjustment Event (the “New Exchange Rate”); provided that no such Exchange Rate Adjustment Notice needs to be provided unless, after giving effect to such Exchange Rate Adjustment Event, the Option Equity Percentage would be greater than 8%. In connection with the delivery of any Exchange Rate Adjustment Notice to Wachovia, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the Exchange Rate Adjustment Event or (y) Parent shall, concurrently with such delivery, represent and warrant that the information set forth in such Exchange Rate Adjustment Notice does not constitute material non-public information with respect to Parent.

(e)	Regulation M. Neither Counterparty nor Parent is on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty or Parent, as applicable, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Exchangeable Notes. Neither Counterparty nor Parent shall, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(f)	No Manipulation. Neither Counterparty nor Parent is entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(g)	Number of Repurchased Shares. Each of Counterparty and Parent represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees and contractual agreements binding upon Counterparty or Parent, on the Trade Date.

(h)	Board Authorization. Each of this Transaction and the issuance of the Exchangeable Notes was approved by its board of directors, solely for the purposes stated in such board resolution and, prior to any exercise of Options hereunder, Counterparty’s and Parent’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Each of Counterparty and Parent further represents that there is no internal policy, whether written or oral, of Counterparty or Parent that would prohibit Counterparty or Parent from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(i)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that if, as determined at Wachovia’s sole discretion, (i) its “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated there under) exceeds 8% of Counterparty’s outstanding Shares, (ii) the Option Equity Percentage exceeds 8% or (iii) Wachovia Corporation (“Bank”) beneficial ownership (as such term is referred to in the Charter) of Stock (as such term is defined in the Charter) exceeds 8%, Wachovia may transfer or assign without any prior consent by Counterparty a number of Options sufficient to reduce (i) such “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated there under) to 7.5%, (ii) the Option Equity Percentage to 7.5% or less or (iii) the Bank’s beneficial ownership (as such term is referred to in the Charter) of Stock (as such term is defined in the Charter) to 8% or less, as applicable, to any third party with a rating for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 or better by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Wachovia.

If after Wachovia’s commercially reasonable efforts, Wachovia is unable to effect such a transfer or assignment, including but not limited to upon or following receipt of a Repurchase Notice or an Exchange Rate Adjustment Notice, on pricing terms reasonably acceptable to Wachovia and within a time period reasonably acceptable to Wachovia of a sufficient number of Options to reduce (i) Wachovia’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated there under) to 7.5% of Counterparty’s outstanding Shares or less, (ii) the Option Equity Percentage to 7.5% or less or (iii) Bank’s beneficial ownership (as such term is referred to in the Charter) of Stock (as such term is defined in the Charter) to 8% or less, Wachovia may designate any Exchange Business Day as an Early Termination Date with respect to a portion of this Transaction, such that (i) its “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated there under) following such partial termination will be equal to or less than 7.5%, (ii) the Option Equity Percentage following such partial termination will be equal to or less than 7.5% or (iii) Bank’s beneficial ownership (as such term is referred to in the Charter) of Stock (as such term is defined in the Charter) following such partial termination will be equal to or less than 8%. Solely for purposes of this Section 9(i), following receipt of any Repurchase Notice or Exchange Rate Adjustment Notice, (i) Wachovia’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated there under) with respect to Shares, (ii) the Options Equity Percentage and (iii) Bank’s beneficial ownership (as such term is referred to in the Charter) with respect to the Stock (as such term is defined in the Charter), as the case may be, shall incorporate the deemed effect of the relevant Share Repurchase (in the case of a Repurchase Notice) or New Exchange Rate (in the case of an Exchange Rate Adjustment Notice). In the event that Wachovia so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the relevant terminated portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(q) shall apply to any amount that is payable by Wachovia to Counterparty pursuant to this sentence). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Wachovia to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Wachovia may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Wachovia’s obligations in respect of this Transaction and any such designee may assume such obligations. Wachovia shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j)	Staggered Settlement. Wachovia may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
(a)	in such notice, Wachovia will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the tenth (10th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date on a payment versus delivery basis;

(b)	the aggregate number of Shares that Wachovia will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Wachovia would otherwise be required to deliver on such Nominal Settlement Date; and

(c)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Wachovia in the notice referred to in clause (a) above.
(k)	Damages. Neither party shall be liable under Section 9.12 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(l)	Early Unwind. In the event the sale of Exchangeable Notes is not consummated with the initial purchasers for any reason or Counterparty fails to deliver to Wachovia opinions of counsel to Counterparty as required pursuant to Section 9(a) by the close of business in New York on December 8, 2006 (or such later date as agreed upon by the parties) (December 8, 2006 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Wachovia and Counterparty under the Transaction shall be cancelled and terminated and (ii) Wachovia shall be released and discharged by Counterparty from and Counterparty agrees not to make any claim against Wachovia with respect to any obligations or liabilities of Wachovia arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Wachovia on the Early Unwind Date all Shares purchased by Wachovia or one or more of its affiliates and reimburse Wachovia for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by Wachovia in its sole good faith discretion. Wachovia shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Each of Wachovia and Counterparty represents and acknowledges to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(m)	Terms relating to the Agent:

(i) The Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, is acting hereunder for and on behalf of Wachovia solely in its capacity as agent for Wachovia pursuant to instructions from Wachovia, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with this Transaction.

(ii) In addition to acting as Wachovia’s agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Wachovia (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Wachovia.

(iii) Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Wachovia or the Counterparty under or in connection with this Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:
Wachovia Capital Markets, LLC
201 South College Street, 6th Floor
Charlotte, NC 28288-0601
Facsimile No.: (704) 383-8425
Telephone No.: (704) 715-8086
Attention: Equity Derivatives
(iv) The Agent shall have no responsibility or liability to Wachovia or the Counterparty for or arising from (i) any failure by either Wachovia or the Counterparty to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Wachovia or the Counterparty under or in connection with this Transaction. Each of Wachovia and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Wachovia.

(v) Upon written request, the Agent will furnish to Wachovia and the Counterparty the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.

(n)	Dividends. If at any time during the period from and including the Trade Date to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options to Wachovia after taking into account such dividend. “Regular Dividend” shall mean USD0.31 per Share per quarter. “Extraordinary Dividend” shall mean any dividend that is greater than the Regular Dividend on a per share basis.

(o)	Additional Provisions.

(i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefore, and (2) deleting the words “; and” at the end of subsection (ii) thereof and inserting the following words therefore “ or (C) at Wachovia’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Wachovia shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement or, in the case of a Repayment Event (as defined below), designate an Early Termination Date pursuant to Section 6(b) of the Agreement to the extent of any such Exchangeable Notes and/or any principal amount thereof so repurchased, delivered, repaid or exchanged, as the case may be, (2) Counterparty shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction and (3) notwithstanding anything to the contrary herein, no payments shall be required hereunder in connection with the event(s) set forth in clauses (A), (B), (C) or (D) below:
(A) Any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Parent Counterparty, or any majority-owned subsidiary of Parent or Counterparty or any employee benefit plan of Parent, Counterparty or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock of Parent then outstanding entitled to vote generally in elections of directors.
(B) There has been an event of default with respect to Counterparty or Parent under the terms of the Exchangeable Notes as set forth in Section 7.01 of the Indenture.
(C)(I) Any Exchangeable Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (II) any Exchangeable Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (III) any principal of any of the Exchangeable Notes is repaid prior to the final maturity date of the Exchangeable Notes (whether following acceleration of the Exchangeable Notes or otherwise), or (IV) any Exchangeable Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction (each of the events set forth in sub-clauses (I), (II), (III) and (IV) above, the “Repayment Event”); provided that, in the case of sub-clause (II) and sub-clause (IV) above, conversions of the Exchangeable Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not constitute Repayment Events.

(D) Counterparty amends, modifies, supplements or waives any term of the Indenture or the Exchangeable Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Exchangeable Notes (including changes to the exchange price, exchange settlement dates or exchange conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Exchangeable Notes to amend, in each case without the prior consent of Wachovia, such consent not to be unreasonably withheld. For purposes of the above provisions “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
(p)	Setoff. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Wachovia (and only Wachovia) shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty, Parent or any of its subsidiaries may have to Wachovia under any other agreement between Wachovia and Counterparty, Parent or any of its subsidiaries relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Wachovia shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.
(q)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Wachovia to Counterparty (i) pursuant to Section 12.7 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Wachovia to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization or Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Wachovia, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency or the Early Termination Date, as applicable. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:	Applicable and means that Wachovia shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Wachovia of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Wachovia at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.
(r)	Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Wachovia be entitled to receive, or be deemed to receive, any Shares to the extent (but only to the extent) that receipt of such Shares by Wachovia would result in Wachovia’s “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) being equal to or greater than 8% or more of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Wachovia directly or indirectly so beneficially owning in excess of 8% of the outstanding Shares. If any delivery owed to Wachovia hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Wachovia gives notice to Counterparty that such delivery would not result in Wachovia directly or indirectly so beneficially owning in excess of 8% of the outstanding Shares. For the avoidance of doubt, nothing in this Confirmation including without limitation in this Section 9(r) is intended to create any obligation on the part of Counterparty to deliver any Shares to Wachovia.

(s)	Governing Law. New York law

(t)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(u)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Wachovia, based upon the advice of counsel and taking into account any internal policies of Wachovia relating to compliance with the securities laws, the Shares (“Hedge Shares”) acquired by Wachovia for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Wachovia without registration under the Securities Act as a result of the provisions of the Securities Act, the rules and regulations promulgated there under or any interpretation of such rates or regulations by the Securities and Exchange Commission, Counterparty shall, at its election, either (i) in order to allow Wachovia to sell the Hedge Shares in a registered offering, make available to Wachovia an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Wachovia, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Wachovia, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(u) shall apply at the election of Counterparty, (ii) in order to allow Wachovia to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Wachovia (in which case, the Calculation Agent shall make an adjustment to the Strike Price and/or Cap Price in order to compensate Wachovia for the discount, if any, from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Wachovia at the Relevant Price on such Trading Days, and in the amounts, requested by Wachovia.

(v)	Indemnification. Counterparty and Parent jointly and severally agree to indemnify and hold harmless Wachovia and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Wachovia’s hedging or trading activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in connection with any hedging activities undertaken by Wachovia or its affiliates with respect to this Transaction (any such hedging activities for purposes of this Section 9(v), the “Wachovia Hedging”) and arising out of any information or representation or warranty that is provided or required to be provided in any Repurchase Notice or Exchange Rate Adjustment Notice, and which information or representation or warranty is inaccurate or alleged by a third party to be inaccurate or does not include the information required by Section 9(c) or 9(d), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in connection with Wachovia Hedging, such Indemnified Person shall promptly notify Parent in writing, and Counterparty and/or Parent, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty and/or Parent may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.

Counterparty and Parent shall not be liable for any settlement of any proceeding contemplated by this Section 9(v) that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty and Parent shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this Section 9(v) that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this Section 9(v) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person there under, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this Section 9(v) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this Section 9(v) shall remain operative and in full force and effect regardless of the termination of this Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us. by facsimile at 212-214-5913 (Attention: Equity Division Documentation Unit by telephone 212. 214.6100)
Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC,		WACHOVIA BANK, NATIONAL ASSOCIATION

acting solely in its capacity as		By: Wachovia Capital Markets, LLC, acting solely in its
Agent of Wachovia Bank, National Association		capacity as Agent

By:	/s/ Cathleen Burke	By:	/s/ Cathleen Burke

Name:	Cathleen Burke	Name:	Cathleen Burke
Title:	Managing Director	Title:	Managing Director

Accepted and confirmed as of the Trade Date:

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

By:	/s/ Barry H. Bass
Authorized Signatory
Name:	Barry H. Bass

FIRST POTOMAC REALTY TRUST

By:	/s/ Barry H. Bass
Authorized Signatory
Name:	Barry H. Bass